   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1998
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                              -------------------

                            UNIONBANCAL CORPORATION

             (Exact name of Registrant as specified in its charter)

        CALIFORNIA                94-1234979
      (State or other          (I.R.S. employer
      jurisdiction of           identification
     incorporation or               number)
       organization)

                             350 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                  415-765-2969

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             JOHN H. MCGUCKIN, JR.
                            EXECUTIVE VICE PRESIDENT
                            UNIONBANCAL CORPORATION
                             400 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                  415-765-2969
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

             GREGG A. NOEL                   JEFFREY SMALL                 DAVID K. LAKHDHIR
 Skadden, Arps, Slate, Meagher & Flom    Davis Polk & Wardwell      Paul, Weiss, Rifkind, Wharton &
                  LLP                    450 Lexington Avenue                  Garrison
  300 South Grand Avenue, Suite 3400      New York, NY 10017          1285 Avenue of the Americas
     Los Angeles, California 90071          (212) 450-4000                New York, NY 10019
            (213) 687-5000                                                  (212) 373-3000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. / /
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                   AMOUNT OF
            SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)           REGISTRATION FEE
Common Stock........................................           $862,500,000                      $239,775

(1) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement covers the registration of shares of our common stock to be offered in the United States and Canada (the "U.S. Offering") and shares of our common stock to be offered in a concurrent offering outside the United States and Canada (the "International Offering"). The complete form of prospectus relating to the U.S. Offering (the "U.S. Prospectus") follows immediately after this explanatory note. The form of prospectus relating to the International Offering (the "International Prospectus") will be identical in all respects to the U.S. Prospectus, except that the International Prospectus will contain a different front cover page and will contain an additional section entitled "Certain United States Federal Tax Consequences for Non-United States Holders." The form of the U.S. Prospectus included herein is followed by the front cover page of the International Prospectus. The International Prospectus front cover page is labeled "Alternative Page for International Prospectus."

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED NOVEMBER 19, 1998

                                           SHARES
                            UNIONBANCAL CORPORATION
                                  COMMON STOCK

                               -----------------

 THE BANK OF TOKYO-MITSUBISHI, LTD. IS OFFERING        MILLION SHARES OF COMMON
                                    STOCK OF
     UNIONBANCAL CORPORATION. THE BANK OF TOKYO-MITSUBISHI, LTD. CURRENTLY
       OWNS 81.6% OF OUR COMMON STOCK AND WILL OWN    % AFTER THE
                                   OFFERING.

                              -------------------

 UNIONBANCAL CORPORATION'S COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET
     UNDER THE SYMBOL "UNBC". ON NOVEMBER 18, 1998, THE REPORTED LAST SALE
                                     PRICE
       OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $97 1/2 PER
                                     SHARE.

                              -------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               -----------------

                              PRICE $     A SHARE

                              -------------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                          PRICE TO         DISCOUNTS AND          SELLING
                                                           PUBLIC           COMMISSIONS         SHAREHOLDER
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $

---------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE BANK OF TOKYO-MITSUBISHI, LTD. HAS GRANTED THE UNDERWRITERS THE RIGHT TO
PURCHASE UP TO AN ADDITIONAL     SHARES TO COVER OVER-ALLOTMENTS. MORGAN STANLEY
& CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON            ,
1999.

                              -------------------

MORGAN STANLEY DEAN WITTER

             LEHMAN BROTHERS

                          J.P. MORGAN & CO.

                                       SALOMON SMITH BARNEY

           , 1999

                               TABLE OF CONTENTS

                                                    PAGE
                                                 -----------
About This Prospectus..........................           2
Special Note Regarding Forward-Looking
  Statements...................................           2
The Company....................................           3
Risk Factors...................................           7
Use of Proceeds................................          10
Capitalization.................................          11

                                                    PAGE
                                                 -----------
Selling Shareholder............................          12
Description of Capital Stock...................          12
Underwriters...................................          14
Experts........................................          17
Legal Matters..................................          17
Where You Can Find More Information............          17

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). This prospectus provides you with a general description of our common stock which the selling shareholder is offering. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which we conduct our operations. For a discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this prospectus and in other information contained in our publicly available SEC filings and press releases.

                                  THE COMPANY

    UnionBanCal Corporation, or "UNBC," is the third largest commercial bank in California, based on both total assets and total deposits in California, and among the 30 largest in the United States. Having roots as far back as 1864, we are among the oldest banks on the West Coast. At September 30, 1998, we had 244 full-service branches in California, 6 full-service branches in Oregon and Washington, 2 facilities in Texas and New York and 18 offices abroad. Our bank was formed through the combination of Union Bank and BanCal Tri-State Corporation in 1996. We are presently approximately 82% owned by The Bank of Tokyo-Mitsubishi, Ltd., or "BTM."

    We provide a wide range of financial services to retail customers, small businesses, middle-market companies and major corporations. These services include a variety of personal and commercial financial products, including consumer and small-business lending, corporate and international lending and cash management, treasury, trust and investment advisory services. Most of our customers are located in California, the nation's most populous state with over 32 million residents.

    As of September 30, 1998, our total assets were $31.4 billion, total deposits were $23.7 billion and total shareholders' equity was $3.0 billion. Our net income for the nine months ended September 30, 1998 was $352.4 million, and net income per diluted share was $6.02 ($2.01 after giving effect to the 3-for-1 stock split described below).

THE STRATEGIC REPOSITIONING

    THE TRANSACTIONS. On November 19, 1998, BTM and UNBC announced the proposed public offering of $750 million of UNBC common stock, all of which is owned by BTM ("the Common Stock Offering"). At the same time, we announced that we will seek to repurchase up to $500 million of UNBC common stock. It is expected that we will repurchase $250 million of UNBC common stock from BTM concurrently with the closing of the Common Stock Offering by BTM. We may also repurchase up to an additional $250 million of UNBC common stock from other foreign institutional shareholders. To finance the repurchases, we announced a proposed public offering of trust preferred securities (the "Trust Preferred Offering"). The size of the Trust Preferred Offering will depend upon the amount of UNBC common stock to be repurchased. The Trust Preferred Offering, the Common Stock Offering and the repurchases are referred to as the "Transactions." We anticipate that the Common Stock Offering and the Trust Preferred Offering will close in the first quarter of 1999, with the repurchase of common stock from BTM completed concurrently with the closing of the Common Stock Offering.

    The Transactions are principally designed to improve our return on average common equity and earnings per share and increase our public float.

    - The repurchase of the common stock from BTM, the issuance of the trust preferred securities and the increase of the common stock dividend (described below) would, on a pro forma basis:

       - increase UNBC's return on average common equity from    % to    % at
         September 30, 1998; and

       - increase UNBC's earnings per share for the nine months ended September
         30, 1998 and the year ended December 31, 1997, from $   up to $   and
         from $   up to $   , respectively (representing an approximate        %
         increase and    % increase, respectively).

    - The sale of the common stock by BTM to the public will also substantially increase the percentage of UNBC's common stock that is held by public investors (its "public float"), thereby increasing the stock's liquidity.

    In addition, we believe the Transactions will provide UNBC with additional benefits, including increased market visibility as a result of more research coverage and a more attractive acquisition currency, both resulting from an increased public float.

    DIVIDEND POLICY AND STOCK SPLIT. On November 19, 1998, we announced a 36% increase in our quarterly common stock dividend, from $.42 per share to $.57 per share, to be paid on January 8, 1999 to shareholders of record as of December 4, 1998. In addition, we announced a 3-for-1 stock split payable to shareholders of record on December 7, 1998, with shares issuable on December 21, 1998. After giving effect to the stock split, our quarterly common stock dividend will be $0.19 per share.

THE BANK OF TOKYO-MITSUBISHI, LTD.

    The Bank of Tokyo-Mitsubishi, Ltd. is Japan's largest bank, based on total assets, with a domestic network that comprises approximately 350 branches, sub-branches and agencies and an overseas network that includes more than 400 facilities located in all the major financial and commercial centers of the world. BTM offers an extensive scope of financial products and services to businesses, governments and private individuals.

    UNBC is BTM's largest overseas subsidiary. BTM was created through the merger, on April 1, 1996, of The Bank of Tokyo, Ltd. and The Mitsubishi Bank, Limited. In connection with that merger, Union Bank (formerly majority owned by The Bank of Tokyo) and BanCal Tri-State Corporation (formerly wholly owned by Mitsubishi Bank) combined on April 1, 1996. As a result, BTM came to own over 80% of UNBC. BTM has stated that it intends to maintain its majority stake in UNBC after the closing of the Transactions.

BANKING SERVICES

    UNBC's operations are divided into five primary segments: the Community Banking Group; the Commercial Financial Services Group; the Trust and Private Financial Services Group; the Global Markets Group; and the International Banking Group.

    The Community Banking Group offers a comprehensive line of loan and deposit products for consumers and businesses primarily located in California. It provides services through its 244 branches in California, as well as branches in Oregon and Washington. In addition to traditional consumer and business loan products, the Community Banking Group offers credit products to small to mid-size agricultural enterprises, international trade and settlement services, and E-banking through our web site and through personal financial management products. Average assets in this group for the nine months ended September 30, 1998 were $10.3 billion of our total assets.

    The Commercial Financial Services Group offers a full line of commercial financial services to California middle market companies, large corporations across the nation, real estate companies and other, more specialized industries such as oil and gas, and energy utilities, media, communications, healthcare, forest products, finance and retailing. Through its relationships with title and escrow companies, government agencies and other primarily corporate customers who provide large pools of deposits, this group provides a significant source of funding for UNBC. Average assets in the Commercial Financial Services Group for the nine months ended September 30, 1998 were $11.7 billion of our total assets.

    The Trust and Private Financial Services Group, through its five main business divisions, offers trust, custody and advisory services to institutional and individual customers. Within these divisions, this group provides trust and private banking services to high net worth individuals, and it provides investment management and advisory services to trust customers, to our proprietary mutual fund family, HighMark, and to traditional employee benefit and 401(k) plans. This group also provides global and domestic custody, securities lending and corporate trust services. Through our registered broker/dealer, the Trust and Private Financal Services Group provides brokerage services to trust and retail customers. At September 30, 1998, this group had approximately $90 billion in assets under administration.

    The Global Markets Group offers customers a broad range of risk management products such as foreign exchange, interest rate swaps, caps and floors. It manages the market-related risks for UNBC as part of its responsibilities for asset/liability management. This group also originates debt instruments for bank eligible issuers and trades debt instruments in the secondary market. Average assets in the Global Markets Group for the nine months ended September 30, 1998 were $4.3 billion of our total assets.

    The International Banking Group offers corporate banking products through its full service foreign branches in Tokyo, Taipei, and Seoul and its banking units and representative offices in other parts of Asia and Latin America. A leader in international correspondent banking, this group ranks among the top 5 U.S. banks doing correspondent banking in Asia. Through its branches in the United States, the International Banking Group also provides trade finance and other international services for export/import activity. Average assets in this group for the nine months ended September 30, 1998 were $3.0 billion of our total assets.

OPERATING STRATEGY

    Our operating strategy is focused on the following:

    - CAPITALIZE ON STRONG POSITION IN CORE CALIFORNIA MARKET. We believe that one of our primary strategic strengths is our established position in the attractive California bank market. California is the largest state in the U.S., with over 32 million residents and nearly $1 trillion in gross state product. Based on both total assets and total deposits in California, we are the third largest commercial bank in California and we are among the oldest banks on the West Coast. Based on total deposits, we also hold the number three commercial bank positions in Los Angeles, San Francisco and San Diego. We serve approximately one million households and small businesses, with 244 banking offices in California. We also offer a distinctive combination of traditional community bank service with a large branch network and a broad array of products. We intend to continue to capitalize on the high quality of our customer service, taking advantage of any changes in service levels caused by recent increases in bank merger activity in the California market.

    - FOCUS ON UNDERSERVED, PROFITABLE BUSINESS NICHES. In recent years, we have increased our strategic focus on products and markets that are more specialized and, in many cases, more profitable than those typically serviced by the larger "Super-regional banks" or "Mega-banks." These niche products and markets include specialized lending, trade finance, private client services and asset management. In specialized lending, we focus on middle market clients in industries such as communications and media, oil and gas and utilities. We seek to provide highly responsive customer service, along with our broad industry experience, to create and maintain long-term relationships with clients who are often underserved by larger banks. Trade finance is attactive to us because it is typically a fee-based recurring revenue stream which possesses relatively low credit risk characteristics. In addition, we are increasing our focus on other, more fee-based businesses, such as private client services and asset management. We intend to offer our HighMark family of funds in Japan, building upon our relationship with BTM to expand our asset management business into international markets. Our non-interest income (net of gain on the sale of credit card portfolio) has increased from 26% of total revenue in 1995 to 28% of total revenue for the nine month period ended September 30, 1998. For the nine month period ended September 30, 1997 to the nine month period ended September 30, 1998, non-interest income (net of gain on the sale of credit card portfolio) increased from $342.6 million to $382.9 million.

    - MAINTAIN HIGH LENDING STANDARDS AND STRONG ASSET QUALITY PROFILE. We strive to maintain strong asset quality through our underwriting standards, credit policies and ongoing credit reviews of our existing loan portfolio. These criteria along with the recent strength of the California economy have resulted in our current high quality loan portfolio. For the nine months ended September 30, 1998, our ratio of net loans charged off to average total loans was 0.12%, or the third lowest of the 30 largest commercial banks in the United States. At September 30, 1998, our ratio of non-performing assets to total assets was 0.26%, or the seventh lowest of the 30 largest commercial banks in the United States. In addition, as of September 30, 1998, our ratio of reserves to total loans was 2.02%, or the eighth highest of the 30 largest commercial banks in the United States. At September 30, 1998, no industry concentration exceeded 10% of our total commercial, financial and industrial loans. Additionally, at September 30, 1998, we had a limited number of borrowers with larger loans, with 10 borrowers who had total outstanding balances of over $50 million, and only one borrower who had a total outstanding balance of over $75 million.

    - IDENTIFY STRATEGIC BUSINESSES AND CONSIDER POTENTIAL ACQUISITIONS OR DIVESTITURES. We view selective acquisitions and divestitures, as well as internal growth, as the primary means to grow and enhance our core businesses. We will consider acquisitions of banks and other financial services businesses that will increase our presence in existing markets or allow us to expand into contiguous markets. We will also consider acquisitions in other complementary financial services businesses in which we believe there exists superior growth potential. In addition, we will consider exiting businesses which we believe are not strategic and do not meet our core business criteria. Our strategic business evaluation process focuses on historical financial performance, the competitive environment and future growth potential.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

CALIFORNIA ECONOMIC CONDITIONS

    A substantial majority of our assets and deposits are generated in California. As a result, poor economic conditions in California may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. In the early 1990s, the California economy experienced an economic recession that resulted in increases in the level of delinquencies and losses for us and many of the state's financial institutions. If California were to experience another recession, it is expected that our level of problem assets would increase accordingly. The current economic crisis in Asia is expected to continue to negatively impact the economic conditions in California.

    We are also subject to certain industry-specific economic factors. For example, a portion of our total loan portfolio is related to real estate obligations, and a portion of our recent growth has been fueled by the general real estate recovery in California. Accordingly, a downturn in the real estate industry in California could have an adverse effect on our operations. Similarly, a portion of our total loan portfolio is to borrowers in the agricultural industry. Last year's weather effects of "El Nino," combined with low commodity prices, may adversely affect the agricultural industry and, consequently, may impact our business negatively.

INTEREST RATE RISK

    Significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new loans and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of loans. In addition, changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This could result in an increase in interest expense relative to interest income. An increase in market interest rates also could adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations, which could result in an increase in non-performing assets and net-loan losses.

FAILURE TO CONSUMMATE TRANSACTIONS

    Although UNBC and BTM intend to consummate the Transactions during the first quarter of 1999, the Transactions may not occur. The repurchases from BTM and the other foreign institutional holders will be conditioned on the closing of the Common Stock Offering and the Trust Preferred Offering. In addition, the Common Stock Offering is conditioned on the closing of the repurchase from BTM. Accordingly, if BTM does not complete the Common Stock Offering, the repurchases will not occur. If any of the Transactions does not occur, we may not recognize any of the anticipated benefits, including the expected increase in the liquidity of our common stock, earnings per share and return on average common equity. In addition, we do not know if we will be able to successfully complete the repurchase of any shares from the other foreign institutional holders.

CONTROL BY AND RELATIONSHIP WITH THE BANK OF TOKYO-MITSUBISHI, LTD.; CONFLICTS
  OF INTEREST

    Upon completion of the Common Stock Offering and the repurchases, BTM will continue to own a majority of the outstanding shares of our common stock. BTM will continue to be able to elect all of our directors and to control the vote on all matters, including determinations such as:

    - approval of mergers or other business combinations;

    - sales of all or substantially all of UNBC's assets;

    - any matters submitted to a vote of UNBC's shareholders;

    - issuance of any additional common stock or other equity securities;

    - incurrence of debt other than in the ordinary course of business;

    - the selection and tenure of the Chief Executive Officer of UNBC;

    - payment of dividends with respect to common stock or other equity securities; and

    - matters that might be favorable to BTM.

    BTM's ability to prevent an unsolicited bid for UNBC or any other change in control could have an adverse effect on the market price for our common stock. In addition, although we fund our operations independently of BTM and believe our business is not necessarily closely related to the business of, and the outlook for, BTM, BTM's credit ratings may affect our credit ratings. BTM's credit ratings were downgraded in October 1998 by Standard and Poor's Corporation and its credit ratings currently are on Moody's Investors Service, Inc.'s credit watch with negative implications. Any future downgrading of BTM's credit rating could adversely affect our credit ratings. Therefore, as long as BTM maintains a majority interest in UNBC, a deterioration in BTM's financial condition could result in an increase in our borrowing costs and could impair our access to the public and private capital markets. BTM is also subject to regulatory oversight and review. Our business operations and expansion plans could be negatively affected by regulatory concerns related to the Japanese financial system and BTM.

    As part of BTM's normal risk management processes, BTM manages its global credit exposures and concentrations on an aggregate basis, including UNBC. Therefore, at certain levels, our ability to approve certain credits and categories of customers is subject to concurrence by BTM.

    BTM and UNBC may wish to extend credit to the same customer. Our ability to do so may be limited for various reasons, including BTM's aggregate credit exposure and marketing policies.

    A majority of UNBC's directors are not officers or employees of UNBC or any of its affiliates, including BTM ("Outside Directors"). However, BTM could change the composition of our Board of Directors so that it would not have a majority of Outside Directors. Our directors' and officers' ownership interests in BTM's common stock or service as a director or officer or other employee of both UNBC and BTM could create or appear to create potential conflicts of interest, especially since UNBC and BTM both compete in the United States banking industry.

COMPETITION

    Banking is a highly competitive business. We compete actively for loan, deposit, and other financial services business in California, as well as nationally and internationally. Our competitors include a large number of state and national banks, thrift institutions and major foreign-affiliated or foreign banks, as well as many financial and nonfinancial firms that offer services similar to those offered by us or our subsidiaries. Some of our competitors are community banks that have strong local market positions, and some are large financial institutions (such as Bank of America, Wells Fargo and Washington Mutual) that have substantial capital, technology and marketing resources. Such large financial institutions may have greater access to capital at a lower cost than UNBC, which may adversely affect our ability to compete effectively.

    In addition, there have been a number of recent mergers involving financial institutions located in California. Some of the merged banks, such as Wells Fargo/Norwest, employ a strong community-based banking model of doing business that may increase the competition with our distinctive combination of traditional community bank service coupled with a large branch network.

HOLDING COMPANY STRUCTURE

    A substantial portion of our cash flow typically comes from dividends paid to us by our bank and nonbank subsidiaries. Various statutory provisions restrict the amount of dividends our subsidiaries can pay to us without regulatory approval. In addition, because we are a holding company, our rights and the rights of our creditors and shareholders, including the holders of our securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to claims of the subsidiary's creditors, except to the extent that we may be a creditor of the applicable subsidiary with recognized claims against it.

REGULATION

    We are subject to significant federal and state regulation and supervision, which is primarily for the benefit and protection of our customers and not for the benefit of investors. In the past, our business has been materially affected by these regulations. This trend is likely to continue in the future. Laws, regulations or policies currently affecting us and our subsidiaries may change at any time. Regulatory authorities may also change their interpretation of these statutes and regulations. Therefore, our business may be adversely affected by any future changes in laws, regulations, policies or interpretations.

    Additionally, our international activities may be subject to the laws and regulations of the jurisdiction where business is being conducted. International laws, regulations and policies affecting us and our subsidiaries may change at any time and affect our business opportunities and competitiveness in these jurisdictions. Due to BTM's controlling ownership of UNBC, laws, regulations and policies adopted or enforced by the Government of Japan may adversely affect our activities and investments and those of our subsidiaries in the future.

    Under long-standing policy of the Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of that policy, UNBC may be required to commit financial and other resources to its subsidiary bank in circumstances where it might not otherwise do so.

COMPUTER TECHNOLOGIES

    The year 2000 problem results from an inability of computer systems to accurately recognize dates on and after the year 2000. The year 2000 problem is a broad business issue that extends beyond computer failures to possible failures of entire infrastructures, such as telecommunications and data networks, building facilities and security systems and systems of other institutions, including governmental agencies, to settle transactions.

    Many of our critical operations are not presently ready to operate normally in the year 2000 and beyond, although preparations are underway to correct this. We are preparing for the century change with an enterprise-wide year 2000 program. It has identified all of the major application and processing systems, and sought external and internal resources to replace and test the systems. Purchased software, internally developed systems and systems supported by external parties are being tested as part of the program. Customers and vendors that have significant relationships with UNBC are being evaluated to determine whether they are adequately preparing for the year 2000. In addition, contingency plans are being developed to reduce the impact of some potential events that may occur. However, there can be no guarantee that the systems of vendors or customers with which we do business will be completed on a timely basis, or that contingency plans will shield operations from failures that may occur.

    The year 2000 problem poses the following principal risks to our business:

    - disruption of our business due to our failure to achieve year 2000 readiness;

    - disruption of our business due to failure of third parties to achieve year 2000 readiness; and

    - disruption in our funding and repayment operations due to failure of fund providers and obligors to achieve year 2000 readiness.

    The total cost of the year 2000 project is estimated to be approximately $50 million. The cost of the year 2000 project is being funded by normal operating cash flow and staffed by external resources as well as internal staff re-deployed from less time-sensitive assignments. Estimated total cost could change further as analysis continues. Because of the range of possible issues and the large number of variables involved, however, we cannot definitively quantify the potential costs. For example, our remediation efforts or the efforts of third parties may be unsuccessful. Any failure of such remediation efforts could result in a loss of business, damage to our reputation or legal liability. Consequently, such failures could have a material adverse effect on our business.

POSSIBLE FUTURE SALES OF SHARES BY THE BANK OF TOKYO-MITSUBISHI, LTD.

    Although The Bank of Tokyo-Mitsubishi, Ltd. has announced its intention to maintain its majority ownership in UNBC, it will be free to sell shares of our common stock after the completion of the Common Stock Offering and the repurchase of UNBC common stock from BTM, subject to applicable federal securities law and the restrictions discussed below. BTM has agreed not to sell
or otherwise dispose of any shares of our common stock for     days after the
date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, other than in connection with the repurchase. By virtue of its current control of UNBC, BTM could sell large amounts of its shares of our common stock by causing us to file a registration statement with respect to such stock. In addition, BTM could sell its shares of our common stock without registration pursuant to Rule 144 under the Securities Act. Although we can make no prediction as to the effect, if any, that such sales would have on the market price prevailing from time to time, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices. If BTM sells or transfers its shares of our common stock as a block, another person or entity could become the controlling shareholder of UNBC.

                                USE OF PROCEEDS

    All net proceeds from the sale of the shares of our common stock will go to the selling shareholder. Accordingly, we will not receive any of the proceeds from the sale of the shares of our common stock.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and total capitalization of UNBC on a consolidated basis at September 30, 1998. The "As Adjusted for The Transactions" column sets forth our capitalization at September 30, 1998, after giving effect to the pending Common Stock Offering for which we will receive none of the proceeds, the Trust Preferred Offering and the repurchase of shares of common stock from BTM and possibly other foreign institutional holders of our common stock.

                                                                                         SEPTEMBER 30, 1998
                                                                                   -------------------------------
                                                                                                    AS ADJUSTED
                                                                                                        FOR
(DOLLARS IN THOUSANDS)                                                                ACTUAL      THE TRANSACTIONS
                                                                                   -------------  ----------------
                                                                                             (UNAUDITED)
Short-term debt:
  Federal funds purchased and securities sold under repurchase agreements........  $   1,574,163   $
  Commercial paper...............................................................      1,417,077
  Other borrowed funds...........................................................        339,340
                                                                                   -------------  ----------------
        Total short-term debt....................................................  $   3,330,580   $
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------

Long-term debt:
  Subordinated capital notes.....................................................  $     298,000   $
                                                                                   -------------  ----------------
      Total long-term debt.......................................................        298,000
                                                                                   -------------  ----------------
UNBC-obligated mandatorily convertible redeemable preferred securities of subsidiary grantor trust whose sole assets are junior subordinated debentures
  of UNBC(1).....................................................................             --
                                                                                   -------------  ----------------

Shareholders' Equity:
  Preferred stock, 5,000,000 shares authorized, none outstanding.................             --               --
                                                                                   -------------  ----------------

  Common stock, 100,000,000 shares authorized(2), 58,402,679 shares
   outstanding...................................................................        292,013
  Additional paid-in capital.....................................................      1,430,539
  Retained earnings..............................................................      1,233,068
  Accumulated other comprehensive income.........................................         29,330
                                                                                   -------------  ----------------
      Total shareholders' equity.................................................      2,984,950
                                                                                   -------------  ----------------
        Total capitalization.....................................................  $   3,282,950   $
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------

---------

(1) The sole asset of the subsidiary trust is the $        aggregate principal
    amount of the   % Junior Subordnated Debentures due     of UNBC.

(2) On November 18, 1998, our Board of Directors approved an increase in the number of authorized shares of our common stock to 300,000,000, which will become effective on December 7, 1998.

                              SELLING SHAREHOLDER

    The selling shareholder is The Bank of Tokyo-Mitsubishi, Ltd. BTM has owned in excess of 80% of our shares during the past three years. During this time, a number of its officers have served in management positions with us and/or served on our Board of Directors. The following table sets forth certain information about the shares of common stock that are owned by the selling shareholder as of the date of this prospectus:

                                                            SHARES OWNED                             SHARES OWNED
                                                        PRIOR TO THE OFFERING                     AFTER THE OFFERING
                                                      -------------------------  SHARES BEING  -------------------------
NAME OF SELLING SHAREHOLDER                              NUMBER       PERCENT      OFFERED        NUMBER       PERCENT
----------------------------------------------------  ------------  -----------  ------------  ------------  -----------
The Bank of Tokyo-Mitsubishi, Ltd...................    47,641,872(1)       81.6%          (1)           (1)           %
  7-1, Marunouchi 2-chome,
  Chiyoda-ku, Tokyo, 100, Japan

---------

(1) Does not give effect to the 3-for-1 common stock split.

                          DESCRIPTION OF CAPITAL STOCK

    The following descriptions of the capital stock of UNBC do not purport to be complete and are subject to and qualified in their entirety by reference to our Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), our Bylaws (the "Bylaws") and the California General Corporation Law ("CGCL"). We have filed copies of the Articles of Incorporation and the Bylaws with the SEC and such documents are incorporated by reference into the Registration Statement of which this prospectus is a part.

    UNBC's authorized capital stock consists of 105,000,000 shares, of which 100,000,000 shares are common stock and 5,000,000 shares are preferred stock. As of October 31, 1998, 58,403,188 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued or outstanding. On November 18, 1998, our Board of Directors approved a 3-for-1 common stock split payable to shareholders of record on December 7, 1998, with shares issuable on December 21, 1998, and a corresponding increase in the number of authorized shares of our common stock to 300,000,000.

COMMON STOCK

    Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by our shareholders. The holders of outstanding shares of our common stock, subject to any preferences that may be applicable to any outstanding series of our preferred stock, are entitled to receive ratably such dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Upon liquidation or dissolution of UNBC, the holders of our common stock will be entitled to share ratably in the assets of UNBC legally available for distribution to shareholders after payment of liabilities and subject to the prior rights of any holders of any of our preferred stock then outstanding. Holders of our common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, our common stock does not have cumulative voting rights. Shares of our common stock are not subject to further calls or assessments by UNBC.

PREFERRED STOCK

    UNBC is authorized to issue 5,000,000 shares of preferred stock, none of which currently is issued or outstanding. Our Board has the authority, without further action by the shareholders, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of our preferred stock and to fix the number of shares, dividend rights, conversion or exchange rights, voting rights, redemption rights, liquidation preferences, and sinking funds of any series of our preferred stock. The holders of our preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock pursuant to the CGCL.

    The terms on which our preferred stock may be convertible into or exchangeable for our common stock or other securities of UNBC will be set forth in the prospectus relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at the option of UNBC, and may include provisions pursuant to which the number of shares of our common stock or other securities of UNBC to be received by the holders of Preferred Stock would be subject to adjustment.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND CGCL

    PREFERRED STOCK. Under the Articles of Incorporation, our Board may provide by resolution for the issuance of shares of one or more series of our preferred stock and may fix the terms and conditions of each such series. The authorized shares of our preferred stock will be available for issuance without further action by UNBC's shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series of UNBC's stock may be listed.

    This gives our Board the power to approve the issuance of a series of preferred stock of UNBC that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to satisfy an applicable percentage vote requirement.

    WRITTEN CONSENTS. Our Bylaws provide that any shareholder action can be taken by written consent of the shareholders. As a result, BTM, which owns a majority of shares of our common stock, can take action by written consent.

    DIRECTORS' LIABILITY. The Articles of Incorporation provide for indemnification of directors to the fullest extent authorized by California law.
Section 317 of the CGCL contains provisions permitting, and in some situations requiring, California corporations to provide indemnification to their directors and officers for losses and litigation expenses incurred in connection with their service to the corporation in those capacities.

TRANSFER AGENT AND REGISTRAR

    Harris Trust Company of California acts as transfer agent and registrar for our common stock.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Lehman Brothers International (Europe), J.P. Morgan Securities Ltd., Salomon Brothers International Limited and Tokyo-Mitsubishi International are acting as international representatives, have severally agreed to purchase, and the selling shareholder has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                                                                         NUMBER OF
NAME                                                                                                      SHARES
------------------------------------------------------------------------------------------------------  -----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated...................................................................
  Lehman Brothers Inc.................................................................................
  J.P. Morgan Securities Inc..........................................................................
  Salomon Smith Barney Inc............................................................................
                                                                                                        -----------
  Subtotal............................................................................................
                                                                                                        -----------

International Underwriters:
  Morgan Stanley & Co. International Limited......................................
  Lehman Brothers International (Europe)..........................................
  J.P. Morgan Securities Ltd......................................................
  Salomon Brothers International Limited..........................................
  Tokyo-Mitsubishi International..................................................
                                                                                    -----------
  Subtotal........................................................................
                                                                                    -----------
    Total.........................................................................
                                                                                    -----------
                                                                                    -----------

    The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholder and subject to prior sale. The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby (other than those covered by the U.S. underwriters' over-allotment option described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any shares (as defined herein) for the account of anyone other than a United States or Canadian person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a United States or Canadian person. Pursuant to the Agreement between U.S. and International Underwriters, each international underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any shares for the account of any United States or Canadian person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares in the United States or Canada or to any United States or Canadian person. With respect to any underwriter that is a U.S. underwriter and an international underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and (ii) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person. All shares of Common Stock to be purchased by the underwriters under the Underwriting Agreement are referred to herein as the "shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each international underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell, any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registrations requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $    a share under the public offering price. Any underwriter
may allow, and such dealers may reallow, a concession not in excess of $    a
share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    The selling shareholder has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of          additional shares of common stock at the public offering
price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. underwriters may exercise such option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such U.S. underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all U.S. underwriters in the preceding table.

    Each of UNBC, The Bank of Tokyo-Mitsubishi, Ltd. and the directors, executive officers and certain other shareholders of UNBC has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf
of the underwriters, it will not, during the period ending    days after the
date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the sale of shares to the underwriters, (b) the issuance by UNBC of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus, or (c) transactions by any person other than UNBC relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time. The underwriters and dealers may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M promulgated by the SEC. In general, a passive market maker may not bid for, or purchase, the common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    From time to time, each of the representatives has provided, and continues to provide, investment banking and other financial and advisory services to the selling shareholder and UNBC.

    UNBC, The Bank of Tokyo-Mitsubishi, Ltd. and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from UNBC's Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements give retroactive effect to the 1996 merger of BanCal Tri-State Corporation and Union Bank which has been accounted for as a pooling-of-interests. The consolidated statements of income, changes in shareholders' equity, and cash flows of Union Bank and its subsidiaries for the year ended December 31, 1995 (not presented separately in UNBC's 1997 Annual Report on Form 10-K/A) were audited by Arthur Andersen LLP, independent auditors, as stated in their report incorporated by reference herein.

                                 LEGAL MATTERS

    The validity of the securities being offered hereby is being passed upon for UNBC by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain matters for the underwriters will be passed upon by Davis Polk & Wardwell.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning UnionBanCal Corporation can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including UnionBanCal Corporation. Our common stock is quoted on the Nasdaq Stock Market's National Market System ("NMS"). These reports, proxy statements and other information are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

    - Annual Report on Form 10-K for the year ended December 31, 1997 and all amendments thereto;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and all amendments thereto;

    - Current Report on Form 8-K dated August 10, 1998.

    We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment which indicates the termination of the offering of the securities made by this Prospectus.

    We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104 (telephone number 415-765-2969).

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED NOVEMBER 19, 1998

                                           SHARES
                            UNIONBANCAL CORPORATION
                                  COMMON STOCK
                               -----------------

 THE BANK OF TOKYO-MITSUBISHI, LTD. IS OFFERING        MILLION SHARES OF COMMON
   STOCK OF UNIONBANCAL CORPORATION. THE BANK OF TOKYO-MITSUBISHI, LTD.
       CURRENTLY OWNS 81.6% OF OUR COMMON STOCK AND WILL OWN    %
                              AFTER THE OFFERING.

                              -------------------

 UNIONBANCAL CORPORATION'S COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET
     UNDER THE SYMBOL "UNBC". ON NOVEMBER 18, 1998, THE REPORTED LAST SALE
                                     PRICE
       OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $97 1/2 PER
                                     SHARE.

                              -------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                               -----------------

                              PRICE $     A SHARE

                              -------------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                          PRICE TO         DISCOUNTS AND          SELLING
                                                           PUBLIC           COMMISSIONS         SHAREHOLDER
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $

---------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE BANK OF TOKYO-MITSUBISHI, LTD. HAS GRANTED THE UNDERWRITERS THE RIGHT TO
PURCHASE UP TO AN ADDITIONAL     SHARES TO COVER OVER-ALLOTMENTS. MORGAN STANLEY
& CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON            ,
1999.

                              -------------------

MORGAN STANLEY DEAN WITTER

      LEHMAN BROTHERS

            J.P. MORGAN SECURITIES LTD.

                   SALOMON SMITH BARNEY INTERNATIONAL

                         TOKYO-MITSUBISHI INTERNATIONAL

           , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses (other than the SEC registration fee and NASD filing fee) are estimated.

        SEC registration fee..........................................................................  $  239,775
        NASD filing fee...............................................................................      30,500
        Printing and engraving expenses...............................................................
        Accountants' fees and expenses................................................................
        Attorneys' fees and expenses..................................................................
        Miscellaneous.................................................................................
                                                                                                        ----------
            Total.....................................................................................
                                                                                                        ----------
                                                                                                        ----------

    UNBC and BTM will pay all registration expenses in connection with the registration of the shares of UNBC's common stock.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As authorized by Section 317 of the CGCL, each director and officer of UNBC may be indemnified by UNBC against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that such person is or was a director or officer of UNBC if such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of UNBC and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of UNBC, the director or officer may not be indemnified in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to UNBC unless a court determines otherwise.

    In addition, we maintain a directors' and officers' liability policy.

    Article VII of the Articles of Incorporation and Section 55 of the Bylaws provide that, to the fullest extent permitted by law, directors of UNBC will not be liable for monetary damages to UNBC or its shareholders for breaches of their fiduciary duties.

ITEM 16. EXHIBITS

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       1.1*  Form of Underwriting Agreement
       5.1*  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Common Stock
      23.1   Consent of Deloitte & Touche LLP, Independent Auditors
      23.2   Consent of Arthur Andersen LLP, Independent Accountants
      23.3*  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
      24.1   Power of Attorney of certain officers and directors of the Company (included on signature page)

---------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 18th day of November, 1998.

                                UNIONBANCAL CORPORATION

                                By:            /s/ TAKAHIRO MORIGUCHI
                                     -----------------------------------------
                                                 Takahiro Moriguchi
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Takahiro Moriguchi, Yoshihiko Someya, David I. Matson and John H. McGuckin, Jr., and each of them, in his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents of their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on November 18, 1998.

          SIGNATURES                      TITLE
------------------------------  --------------------------

                                President and Chief
    /s/ TAKAHIRO MORIGUCHI        Executive Officer and
------------------------------    Director (Principal
      Takahiro Moriguchi          Executive Officer)

     /s/ YOSHIHIKO SOMEYA
------------------------------  Deputy Chairman of the
       Yoshihiko Someya           Board

                                Executive Vice President
     /s/ DAVID I. MATSON          and Chief Financial
------------------------------    Officer (Principal
       David I. Matson            Financial Officer)

    /s/ DAVID A. ANDERSON       Senior Vice President and
------------------------------    Controller (Principal
      David A. Anderson           Accounting Officer)

          SIGNATURES                      TITLE
------------------------------  --------------------------

       /s/ KAORU HAYAMA
------------------------------  Chairman of the Board
         Kaoru Hayama

   /s/ RICHARD C. HARTNACK
------------------------------  Vice Chairman of the Board
     Richard C. Hartnack

     /s/ ROBERT M. WALKER
------------------------------  Vice Chairman of the Board
       Robert M. Walker

    /s/ RICHARD D. FARMAN
------------------------------  Director
      Richard D. Farman

    /s/ STANLEY F. FARRAR
------------------------------  Director
      Stanley F. Farrar

    /s/ HERMAN E. GALLEGOS
------------------------------  Director
      Herman E. Gallegos

     /s/ JACK L. HANCOCK
------------------------------  Director
       Jack L. Hancock

       /s/ HARRY W. LOW
------------------------------  Director
         Harry W. Low

       /s/ MARY S. METZ
------------------------------  Director
         Mary S. Metz

     /s/ RAYMOND E. MILES
------------------------------  Director
       Raymond E. Miles

    /s/ J. FERNANDO NIEBLA
------------------------------  Director
      J. Fernando Niebla

          SIGNATURES                      TITLE
------------------------------  --------------------------

    /s/ SIDNEY R. PETERSEN
------------------------------  Director
      Sidney R. Petersen

    /s/ CARL W. ROBERTSON
------------------------------  Director
      Carl W. Robertson

     /s/ HENRY T. SWIGERT
------------------------------  Director
       Henry T. Swigert

       /s/ TSUNEO WAKAI
------------------------------  Director
         Tsuneo Wakai

     /s/ HIROSHI WATANABE
------------------------------  Director
       Hiroshi Watanabe

------------------------------  Director
       Blenda J. Wilson

------------------------------  Director
       Kenji Yoshizawa